UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2012

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ		08807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed by CorMedix Inc. (the “Company”), in February 2007, Geistlich Söhne AG für Chemische Industrie, Switzerland ("Geistlich") brought an action in Germany at the Opposition Division of the European Patent Office against the Sodemann patent covering the Company’s Neutrolin® product candidate, the Company’s primary product candidate, which is owned by ND Partners, LLC and licensed to the Company pursuant to the License and Assignment Agreement between ND Partners LLC and the Company. The Opposition Division of the European Patent Office rejected the opposition by Geistlich. On August 27, 2008, Geistlich appealed the Opposition Division’s ruling, alleging the same arguments as presented during the opposition proceedings. The Company filed a response to the appeal of Geistlich on March 25, 2009 and requested a dismissal of the appeal and to maintain the patent as granted. On October 10, 2012, the Company became aware that the Board of Appeals of the European Patent Office issued, on September 4, 2012, a summons for oral proceedings, which is scheduled to be held on November 28, 2012. In connection therewith, the Board of Appeals issued a non-binding, provisional opinion regarding the opposition filed by Geistlich. Such opinion highlights certain issues and topics for argument on which the Board of Appeals will focus during the oral proceedings. The Company intends to vigorously defend the patent at the oral proceedings and believes that Geistlich's claims are without merit. The Company also intends on providing the Board of Appeals with additional materials prior to and in anticipation of oral argument. The Company can provide no assurances regarding the outcome of this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 16, 2012	CORMEDIX INC.

	By:	/s/ Richard M. Cohen
		Name:	Richard M. Cohen
		Title:	Interim Chief Executive Officer and Interim Chief Financial Officer